Exhibit 10.18

ASPIRE GLOBAL, INC.

14 Jian’an Road

Tangwei Fuyong Town

Bao’an District, Shenzhen

Guangdong Province, China

[Date]

[Name and Address]

Re:        Director Offer Letter

Dear __________:

Aspire Global, Inc., a Cayman Islands company (the “Company”) is pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”).  We believe that your experience qualifies you to be an independent director of the Company, and we look forward to your future success in this role.

This letter shall constitute an agreement (“Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1.	Term. This Agreement shall have an initial term of one year, beginning on the effective date of the registration statement (the “Registration Statement”) of the Company on Form F-1 (File No. 333-257293) (the “Appointment Date”). Your term as director shall continue subject to the provisions in Section 7 below or until your successor is duly elected and qualified. The position shall be up for re-election each year at the Company’s annual general meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect. You agree to execute a consent to serve as a director and have the filed as an exhibit to the Registration Statement.

2.	Services. You shall render services as a member of the Board in accordance with high professional and ethical standards and in accordance with all applicable laws and rules and regulations pertaining to your performance hereunder. You are expected to attend all meetings of the Board called from time to time either in-person or by telephone. Should you be elected to serve on a committee of the Board, you shall be required to attend such number of meetings of such committee as required by its members pursuant to the charter of such committee or as may be called from time to time. The services described in this Section 2 shall hereinafter be referred to as your “Duties.”

3.       Services for Others.  You shall be free to represent or perform services for other persons during the term of this Agreement.  You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing).  Should you propose to perform similar duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company. You agree that, in performance of your services for other persons, you will comply with your non-disclosure covenant in Section 6 of this Agreement and that, in performing your Duties, you will not violate any non-disclosure covenant that you have with any other person. You represent that you are not a party to any agreement which impairs your ability to perform the Duties.

4.       Compensation.

4.1.    Cash.  Commencing on the Appointment Date, and upon each quarter thereof that you remain a director, you shall receive cash compensation of $______ for a total compensation of $______ per year.  Notwithstanding the foregoing to the contrary, all fees are subject to approval and/or change as deemed appropriate by the Compensation Committee of the Board.  You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person in accordance with the Company’s expense reimbursement policies in effect from time to time).

Restricted Stock. You shall receive a total of $_______ worth of the Company’s Ordinary Shares, valued at the Initial Public Offering Price (the “IPO Price”), which shares shall be restricted securities, as defined in Rule 144 of the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. Such shares shall be issued in ____ equal installments, the ____ installment to be issued on the Closing Date of the Company’s initial public offering and the remaining _____ installments to be issued _____, ____ and ____ months after the Appointment Date provided that you are a Director on such date. By way of example, if the Company’s IPO Price is $15 per share, then you shall potentially receive a total of _____ Ordinary Shares. Such shares may, if the Board or the Compensation Committee so determines, be issued from any equity incentive plan of the Company. You confirm that you understand the meaning of the term “restricted securities.” You also understand that your sale of such Ordinary Shares and your purchase and sale of the Company’s Ordinary Shares or other publicly traded securities is subject to the trading restrictions applicable to directors and insiders as set forth in the Company’s Insider Trading Policy.

4.2.       Service on Board Committee(s).  Should you be named to a committee of the Board, the Compensation Committee of the Board will determine such additional compensation, if any, for serving on such committee.  However, the Company currently does not plan to provide any additional compensation to members of Committees of the Board other than the chairmen of such committees.

5.       No Assignment.  Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you.

6.       Confidential Information; Non-Disclosure.  In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

6.1.  Definition.  For purposes of this Agreement, the term “Confidential Information” means:

a.       Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b.       Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c.       By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements and the substance of any discussions at or in connection with, or memoranda or other documentation provided in connection with, meetings of the Board of Directors or any Committee thereof and any information and material provided to you by counsel for the Company in your capacity as a director or Committee member.

6.2.    Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

a.       Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b.       Information you receive from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c.       Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

6.3.  Documents.  You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company.  In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or resignation, as provided in Section 7 herein.

6.4.       No Disclosure.  You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 6.4 shall survive termination of this Agreement.

7.       Termination and Resignation.  Your membership on the Company’s Board may be terminated for any or no reason or you may also terminate your membership on the Board for any or no reason except as provided in the Company’s Memorandum and Articles of Association, as amended from time to time. Upon the effective date of the termination or resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or equivalent value in ordinary shares of the Company), if application, that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or resignation.

8.  Independent Contractor. You understand, acknowledge and agree that your relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between you and the Company or as a commitment on the part of the Company to retain you in any capacity, for any period of time or under any specific terms or conditions, or to continue your service to the Company beyond any period. Except as may be expressly authorized by the Board of Directors, you shall have no authority to execute agreements on behalf of the Company.

9.  Governing Law; Consent to Jurisdiction.  All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of New York applicable to agreements made and to be performed wholly within such state without reference to principles of conflicts of laws. The parties hereby consent to the jurisdiction of the courts having jurisdiction over matters arising in New York for any proceeding arising out of or relating to this Agreement. The parties agree that in any such proceeding, each party shall waive, if applicable, inconvenience of forum. TO THE MAXIMUM EXTENT PEMITTED BY LAW, EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY

10.       Entire Agreement; Amendment; Waiver; Counterparts.  This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto in the case of an amendment and by the party granting the waiver in the case of a waiver.  Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement.  The failure of a party at any time to require performance by the other party of any provision of this Agreement shall not affect the right of such party to require future performance of such provision or any other provision of this Agreement.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

ASPIRE GLOBAL, INC.

By:
Name: Tuanfang Liu
Title: Chief Executive Officer

Agreed to and accepted this          day of ______, 2021:

______________________________________

[Director name]